Exhibit 10.12

AGREEMENT BETWEEN QUEST LICENSING INC., THE BETTING SERVICE LIMITED AND NEIL RICHES

Quest Licensing Inc., ("Quest"), agrees to modify its prior agreements to secure the committed cooperation of Neil Riches in the upcoming patent licensing and enforcement activities of the patent and the patent continuations in The United States. Such cooperation will include providing all documents related to the patent and its original prosecution in Europe and in the United States; assisting Quest in securing the cooperation of the named inventors on the patent; attending meetings in the United States with counsel, depositions and trials in the United States when required and otherwise cooperating with Quest's efforts to license and enforce the patent(s) in the United States. This cooperation is material to the proposed modifications set forth herein.

Quest has agreements with Allied Standard and, in turn, Allied has agreements with Worldlink Technology Management (US) Limited ("WTMUS") Under these agreements, WTMUS receives 15% of the net revenues collected after the first $2.5 million and up to $25 million. After $25 million WTMUS' share of the net revenues collected increases to 20%. WTMUS does not receive any distribution of proceeds unless and until at least $2.5 million of revenues are realized from the Patent, net of costs.

It has now been represented to Quest that on or about April 15, 2013, Worldlink Technology Management (US) Ltd., transferred to Worldlink Technology Management (UK) Ltd. ("Worldlink") all rights to the Patent Proceeds that it owned pursuant to the above referenced agreements (hereinafter "the Patent Proceeds"). It has been further represented to Quest that on or about April 26, 2013 Worldlink sold to The Betting Service Limited the business and assets of Worldlink, including specifically the Patent Proceeds pursuant to an Agreement of Sale and that as of the date of this proposal the Patent Proceeds are owned by The Betting Service Limited. These representations are material to this agreement and Quest is relying upon these representations in agreeing to modify the terms of the previous agreements. In the event, for any reason, that the transactions and transfers with The Betting Service are rescinded or cancelled or determined to be null and void then in such case Quest's obligations to pay Patent Proceeds to The Betting Service under this agreement shall immediately cease.

In consideration for the promise and commitment of Neil Riches to cooperate with Quest in connection with Quest's licensing and enforcement activities in the United States, and in recognition of the transfers and sales that have occurred as recited above, Quest agrees to modify the previously agreed payments to WTMUS so that The Betting Service Limited ("The Betting Service") will be entitle to share in all net revenues realized in connection with the licensing and enforcement of the patent in the United States after Quest has received from net revenues the sum of $50,000. Under the existing agreements Quest receives the first $50,000 net of costs to reimburse Quest for an undisputed obligation.

Thereafter, under the existing agreement Quest is entitled to receive 70% of all net revenues collected until the sum of $350,000 is realized with Allied to receive 30%. Quest agrees to modify that provision to allow The Betting Service to receive 20% of the net revenues collected between $50,000 and $350,000.

In addition, under the existing agreements Quest is entitled to receive 60% of the net revenues until the sum of $2.5 million is collected with Allied to receive 40%. Under this modified agreement The Betting Service will receive 20% of the net revenues collected between $350,000 and $2.5 million.

After $2.5 million of net revenues are distributed in the manner stated above, the split between Quest and Allied is set at 50/50. Quest agrees to modify the above referenced agreements to allow The Betting Service to receive 22.5% of the collected net revenues for all revenues over $2.5 million. Quest also promises to use its best efforts to secure from Allied, for the benefit of The Betting Service an additional 2.5% of the collected net revenues for each of the categories of payment described above.

Quest agrees that the reasonable costs of travel, including airfare, meals and hotel, for Neil Riches or for any of the named inventors who provide their requested cooperation shall be paid or reimbursed by Quest or its counsel as a disbursement in the enforcement matters.

It is further agreed that in the event that Neil Riches leaves his association, for any reason, with The Betting Service than in such case all payments of Patent Proceeds to The Betting Service shall be reduced by 5% with such 5% payment of the Patent Proceeds to be paid instead directly to Neil Riches.

If the terms of this agreement are acceptable, please sign where indicated below and forward the documents previously held in escrow. By signing this document and returning it along with the documents previously held in escrow, you expressly acknowledge that Quest and its counsel are free to use all of such documents in any manner they see fit including to prosecute the patent continuations, and in connection with all actions to license and enforce the patent(s).

Agreed as of this 26th day of June, 2013

/s/ Neil Riches
Neil Riches

The Betting Service Limited

/s/ Brian Fox
BRIAN FOX

Agreed as of this 26th day of June, 2013

Quest Licensing Inc.

/s/ Jon Scahill
By: Jon Scahill
President